UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                                WEST MARINE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    954235107
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

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CUSIP No. 954235107                                        13G/A                         Page 2 of 10 Pages
--------------------------------------------- --------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          TEMUJIN FUND MANAGEMENT, LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,874,237
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     8.58%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------




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--------------------------------------------- --------------------------------- --------------------------------------

CUSIP No. 954235107                                        13G/A                         Page 3 of 10 Pages
--------------------------------------------- --------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          THALES FUND MANAGEMENT, LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15. SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,874,237
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     8.58%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------



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--------------------------------------------- --------------------------------- ----------------------------------------

CUSIP No. 954235107                                        13G/A                          Page 4 of 10 Pages
--------------------------------------------- --------------------------------- ----------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
25.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MAREK T. FLUDZINSKI

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
26.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
27. SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
28.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       29.
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     30.
     OWNED BY             SHARED VOTING POWER                                                               1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         31.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     32.
                          SHARED DISPOSTIVE POWER                                                           1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
33.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,874,237
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
34.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
35.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     8.58%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
36.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------




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--------------------------------------------- --------------------------------- ----------------------------------------

CUSIP No. 954235107                                        13G/A                          Page 5 of 10 Pages
--------------------------------------------- --------------------------------- ----------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
37.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MARCO BATTAGLIA

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
38.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
39. SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
40.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       41.
      SHARES              SOLE VOTING POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     42.
     OWNED BY             SHARED VOTING POWER                                                               1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         43.
    REPORTING             SOLE DISPOSITIVE POWER
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     44.
                          SHARED DISPOSTIVE POWER                                                           1,874,237
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
45.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,874,237
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
46.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
47.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     8.58%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
48.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------

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CUSIP No. 954235107                                        13G/A                          Page 6 of 10 Pages
--------------------------------------------- --------------------------------- ----------------------------------------


ITEM 1.
        (a)   Name of Issuer: WEST MARINE, INC.

        (b)   Address of Issuer's Principal Executive Offices:
              500 WESTRIDGE DRIVE, WATSONVILLE, CA 95076-4100
ITEM 2.

                                   THIS SCHEDULE 13G IS BEING FILED BY TEMUJIN
                                   FUND MANAGEMENT, LLC, A DELAWARE LIMITED
                                   LIABILITY COMPANY WHICH SERVES AS INVESTMENT
                                   ADVISOR (THE "INVESTMENT ADVISOR") TO TEMUJIN
                                   HOLDINGS, LTD., (THE "FUND") WITH RESPECT TO
                                   THE SHARES OF COMMON STOCK (AS DEFINED IN
                                   ITEM 2(D)) DIRECTLY OWNED BY THE FUND AND
                                   WHICH IS JOINTLY OWNED BY (I) THALES FUND
                                   MANAGEMENT, LLC, A DELAWARE LIMITED LIABILITY
(a) Name of Person Filing:         COMPANY WHICH SERVES AS INVESTMENT MANAGER TO
                                   THE FUND (THE "INVESTMENT MANAGER"), THE
                                   CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF WHICH
                                   IS MAREK T. FLUDZINSKI AND (II) MARCO
                                   BATTAGLIA, WHO SERVES AS THE CHIEF EXECUTIVE
                                   OFFICER AND CHIEF INVESTMENT OFFICER OF THE
                                   INVESTMENT ADVISER.

(b) Address of Principal Business Office or, if none, Residence:
    140 BROADWAY, 45TH FLOOR NEW YORK, NEW YORK 10005

(c) Citizenship: DELAWARE

(d) Title of Class of Securities: COMMON STOCK

(e) CUSIP Number: 954235107

ITEM  3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
            240.13d-2(b) or (c), check whether the perSON filing is a:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940
                (15 U.S.C 80a-8).
        (e) |X| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section
                3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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CUSIP No. 954235107                                        13G/A                          Page 7 of 10 Pages
--------------------------------------------- --------------------------------- ----------------------------------------
ITEM 4.          Ownership.

Not applicable
                                            TEMUJIN FUND MANAGEMENT, LLC : 1,874,237
                                            THALES FUND MANAGEMENT, LLC: 1,874,237
     (a) Amount beneficially owned:         MAREK T. FLUDZINSKI: 1,874,237
                                            MARCO BATTAGLIA: 1,874,237
                                            TEMUJIN FUND MANAGEMENT, LLC: 8.58%
                                            THALES FUND MANAGEMENT, LLC: 8.58%
                                            MAREK T. FLUDZINSKI: 8.58%
                                            MARCO BATTAGLIA: 8.58%

     (b)    Percent of class: Calculation of percentage of beneficial ownership is based on the 21,838,754 shares of Issuer's Common Stock outstanding as reported by the Issuer on its Form 10-Q filed on
            November 6, 2007, for the quarter ended September 30, 2007.
     (c)    Number of shares as to which the person has:
                                                               TEMUJIN FUND MANAGEMENT, LLC: 0
                                                               THALES FUND MANAGEMENT, LLC: 0
                      Sole  power  to  vote or to  direct  the MAREK T. FLUDZINSKI: 0
               (i)    vote:                                    MARCO BATTAGLIA: 0
                                                               TEMUJIN FUND MANAGEMENT, LLC: 1,874,237
                      Shared  power to vote or to  direct  the THALES FUND MANAGEMENT, LLC: 1,874,237
              (ii)    vote:                                    MAREK T. FLUDZINSKI: 1,874,237
                                                               MARCO BATTAGLIA: 1,874,237
                                                               TEMUJIN FUND MANAGEMENT, LLC: 0
                      Sole  power to  dispose or to direct the THALES FUND MANAGEMENT, LLC: 0
              (iii)   disposition of:                          MAREK T. FLUDZINSKI: 0
                                                               MARCO BATTAGLIA: 0
                                                               TEMUJIN FUND MANAGEMENT, LLC:  1,874,237
                      Shared  power to  dispose  or to  direct THALES FUND MANAGEMENT, LLC: 1,874,237
              (iv)    the disposition of:                      MAREK T. FLUDZINSKI: 1,874,237
                                                               MARCO BATTAGLIA: 1,874,237



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CUSIP No. 954235107                                        13G/A                         Page 8 of 10 Pages
--------------------------------------------- --------------------------------- --------------------------------------

ITEM 5-9         Not Applicable

ITEM 10.         Certification

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were
(a) not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]










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CUSIP No. 954235107                                        13G/A                         Page 9 of 10 Pages
--------------------------------------------- --------------------------------- --------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2008
Date

TEMUJIN FUND MANAGEMENT, LLC

/s/ Marco Battaglia
--------------------
Signature

Marco Battaglia, Chief Executive Officer
Name/Title

February 11, 2008
Date

THALES FUND MANAGEMENT, LLC

/s/ Marek T. Fludzinski
-----------------------
Signature

Marek T. Fludzinski, Chief Executive Officer
Name/Title

February 11, 2008
Date

MAREK T. FLUDZINSKI

/s/ Marek T. Fludzinski
-----------------------
Signature

February 11, 2008
Date

MARCO BATTAGLIA

/s/ Marco Battaglia
--------------------
Signature


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CUSIP No. 954235107                                        13G/A                         Page 10 of 10 Pages
--------------------------------------------- --------------------------------- --------------------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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